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                                                                     EXHIBIT 10t

                               SHAREHOLDER SERVICING AGREEMENT

SHAREHOLDER SERVICING AGREEMENT, dated as of May 1, 2001 between Seligman Advisors, Inc. ("Seligman Advisors") and Canada Life Insurance Company of America (the "Company").

The parties hereto enter into a Shareholder Servicing Agreement ("Servicing Agreement") with respect to the Class 2 shares of each of the series of Seligman Portfolios, Inc. (the "Fund") listed in Schedule A hereto (the "Portfolios"), and in consideration of the mutual agreements herein made, agree as follows:

   1. The Company shall provide the following support services to owners of variable annuity contracts issued by the Company ("Owners") who invest in Class 2 shares of the Portfolios: printing and delivering prospectuses, statements of additional information, shareholder reports, proxy statements and marketing materials related to the Portfolios to existing Owners; providing facilities to answer questions from existing Owners about the Portfolios; receiving and answering correspondence; providing information to J. & W. Seligman & Co. Incorporated, the Fund's investment manager (the "Manager"), and to Owners with respect to Class 2 shares attributable to Owner accounts; complying with federal and state securities laws pertaining to the sale of Class 2 shares; assisting Owners in completing application forms and selecting account options; and other distribution related services.

   2. The Company will provide such office space and equipment, telephone facilities, and personnel as may be reasonably necessary or beneficial in order to provide such services to Owners.

   3. Neither the Company nor any of its employees or agents are authorized to make any representation concerning the Portfolios or the Portfolios' Class 2 shares except those contained in the then current Prospectus, copies of which will be supplied by Seligman Advisors. The Company shall have no authority to act as agent for Seligman Advisors or the Portfolios.

   4. In consideration of the services and facilities described herein, the Company shall be entitled to receive a shareholder servicing and distribution fee in an amount up to .25% on an annual basis of the average daily net assets attributable to Class 2 shares of the Portfolios. Seligman Advisors has no obligation to make any such payment and the Company agrees to waive payment of its fee until Seligman Advisors is in receipt of the fee from the Portfolios. The payment of fees has been authorized pursuant to a Shareholder Servicing and Distribution Plan (the "Plan") approved by the Directors of the Fund and the shareholders of the Portfolios pursuant to the requirements of Rule 12b-1 under the Investment Company Act of 1940 (the "Act") and such authorizations may be withdrawn at any time.



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   5.   It is understood that the Fund reserves the right, at its discretion and without notice, to suspend or withdraw the sale of Class 2 shares of the Portfolios. This Agreement shall not be construed to authorize the Company to perform any act that Seligman Advisors would not be permitted to perform under the Distribution and Shareholder Servicing Agreement between the Fund and Seligman Advisors.

   6. Subject to the proviso in Section 6 of the Plan, this Agreement shall continue until December 31 of the year in which the Plan has first been approved by shareholders and through December 31 of each year thereafter provided such continuance is specifically approved at least annually by a vote of a majority of (i) the Fund's Directors and (ii) the Qualified Directors cast in person at a meeting called for the purpose of voting on such approval and provided further that the Company shall not have notified Seligman Advisors in writing at least 60 days prior to the anniversary date of the previous continuance that it does not desire such continuance. This Agreement may be terminated at any time without payment of any penalty with respect to any Portfolio by vote of a majority of the Qualified Directors, or by vote of a majority of the outstanding voting securities of such Portfolio's Class 2 shares, on 60 days' written notice to the Company and Seligman Advisors. Notwithstanding anything contained herein, in the event that the Plan shall be terminated or any part thereof shall be found invalid or ordered terminated by any regulatory or judicial authority, or the Company shall fail to perform the services contemplated by this Agreement, such determination to be made in good faith by Seligman Advisors, this Agreement may be terminated effective upon receipt of written notice thereof by the Company. This Agreement will also terminate automatically in the event of its assignment.

   7. All communications to Seligman Advisors shall be sent to its offices, 100 Park Avenue, New York, New York 10017. Any notice to the Company shall be duly given if mailed or telegraphed to it at the address shown below.

   8. As used in this Agreement, the terms "assignment", "interested person" and "vote of a majority of the outstanding voting securities" shall have the respective meanings specified in the Act and in the rules and regulations thereunder and the term "Qualified Directors" shall mean the Directors of the Fund who are not interested persons of the Fund and have no direct or indirect financial interest in the Plan or in any agreements related to the Plan.

   9. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, any of the parties to do anything in violation of any applicable laws or regulations.


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IN WITNESS WHEREOF, Seligman Advisors and the Company have caused this Agreement to be executed by their duly authorized offices as of the date first above written.


                                               SELIGMAN ADVISORS, INC.



                                               By:
                                                  -----------------------------
                                                  Name:
                                                  Title:


                                               CANADA LIFE INSURANCE COMPANY OF
                                               AMERICA




                                               By:
                                                  -----------------------------
                                                  Name:
                                                  Title:




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                                          SCHEDULE A

                                          PORTFOLIOS

                             Seligman Global Technology Portfolio
                              Seligman Small-Cap Value Portfolio